FOR IMMEDIATE RELEASE
                                    Contact: Cynthia Dutton, 405.391.8500



 DOBSON COMMUNICATIONS AND GILA RIVER INDIAN COMMUNITY ANNOUNCE ARIZONA
                               ACQUISITION


     OKLAHOMA  CITY, OKLA -October 6, 1997 -- Dobson Communications

Corporation of Oklahoma and Gila River Indian Community (GRIC) today announced they have closed a transaction to acquire the Arizona 5 RSA cellular market from U. S. WEST, U.S. Cellular and the Tohono O'Odome

Indian Nation.  A partnership was formed between Dobson and GRIC to purchase the assets and operations of the Arizona 5 wireline cellular operation.  The Arizona 5 market has a population base of 188,088.

     The new firm - which operates under the AirTouch cellular brand name

- is owned jointly by Dobson and Gila River Telecommunications

Subsidiary, Inc. (GRTSI).  Dobson  holds a 75 percent interest in the company and serves as operating manager while GRTSI owns the remaining 25 percent.

     Cellular telephone customers in Arizona's  Pinal and Gila counties will see upgrades in their cellular service with the purchase of the

Arizona 5 cellular operations.

      "We're committed to bringing state-of-the-art telecommunications service to the residents of Pinal and Gila counties," said Everett

Dobson, president of Dobson Communications Corp. "Soon after closing, we will add digital service along I-10 between Phoenix and Tucson -

including the town of Casa Grande."

                                  -- more --

     Dobson Communications Corp. manages a cellular population base of

1.7 million with more than 90,000 customers, two independent telephone companies with 12,000 access lines and 450 miles of fiber optics. The

Oklahoma-based company currently employs more than 375 people.

     Gila River Telecommunications is owned by Gila River Indian

Community and is an independent telephone company serving over 2,600 customers in Arizona.